Exhibit 3.1

AMENDMENT NO. 1 TO

KITE REALTY GROUP TRUST

FIRST AMENDED AND RESTATED BYLAWS

                The following amendments to the Kite Realty Group Trust First Amended and Restated Bylaws have been approved by the Board of Trustees and are effective as of November 2, 2004:

1.   Section 2 of Article II is hereby deleted in its entirety and replaced with the following:

                “Section 2.  ANNUAL MEETING.  An annual meeting of the shareholders for the election of Trustees and the transaction of any business within the powers of the Trust shall be held between April 15 and May 15 of each year, after the delivery of the annual report, referred to in Section 12 of this Article II, at a convenient location and on proper notice, on a date and at the time set by the Board of Trustees, beginning with the year 2005.  Failure to hold an annual meeting does not invalidate the Trust’s existence or affect any otherwise valid acts of the Trust.”

2.   Section 1 of Article VII is hereby deleted in its entirety and replaced with the following:

“Section 1.  CERTIFICATES.  In the event that the Trust issues shares of beneficial interest evidenced by certificates, each shareholder shall be entitled to a certificate or certificates which shall evidence and certify the number of shares of each class of beneficial interests held by him or her in the Trust.  Each certificate shall be signed by the chairman of the board, the chief executive officer, the president or a vice president and countersigned by the secretary or an assistant secretary or the treasurer or an assistant treasurer and may be sealed with the seal, if any, of the Trust.  The signatures may be either manual or facsimile.  Certificates shall be consecutively numbered; and if the Trust shall, from time to time, issue several classes of shares, each class may have its own number series.  A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued.   Each certificate representing shares which are restricted as to their transferability or voting powers, which are preferred or limited as to their dividends or as to their allocable portion of the assets upon liquidation or which are redeemable at the option of the Trust, shall have a statement of such restriction, limitation, preference or redemption provision, or a summary thereof, plainly stated on the certificate.  In lieu of such statement or summary, the Trust may set forth upon the face or back of the certificate a statement that the Trust will furnish to any shareholder, upon request and without charge, a full statement of such information.”